EXHIBIT 10.1

EXECUTION COPY

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel: 020-7774-1000 | Telex: 887902 | Cable: GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office As Above | Authorised and regulated by the Financial Services Authority

Opening Transaction

To:	Del Monte Foods Company
One Market @ The Landmark
San Francisco, CA 94105

From:	Goldman Sachs International

Subject:	Collared Accelerated Share Repurchase Transaction – Execution Pricing

Ref. No:	EN50V8000000000

Date:	June 29, 2005

     This master confirmation (“Master Confirmation”) dated as of June 29, 2005, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman Sachs International (“GSI”) and Del Monte Foods Company (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto and which references this Master Confirmation, in which event the terms and provisions of this Master Confirmation shall be deemed to be incorporated into and made a part of each such Supplemental Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below. GSI is acting as principal in each Transaction and Goldman, Sachs & Co. (“GS&Co.”), its affiliate, is acting as agent for GSI and Counterparty in each Transaction. GSI is not a member of the Securities Investor Protection Corporation.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidences a complete binding agreement between the Counterparty and GSI as to the terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relates.

     All provisions contained in or incorporated by reference in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form” or the “Agreement”), will govern this Master Confirmation and each Supplemental Confirmation except as expressly modified below. This Master Confirmation and each Supplemental Confirmation, together with all other documents referring to the Agreement confirming Transactions entered into between GSI and Counterparty shall supplement, form a part of, and be subject to the ISDA Form as if GSI and Counterparty had executed the Agreement (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 50 million).

     All provisions contained in the Agreement shall govern this Master Confirmation and the related Supplemental Confirmation relating to a Transaction except as expressly modified below or in the related Supplemental Confirmation. With respect to any relevant Transaction, the Agreement, this Master Confirmation and the related Supplemental Confirmation shall represent the entire agreement and understanding of the parties with respect to the subject matter and terms of such Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

     If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions that are incorporated into any Supplemental Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

     1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GSI

Shares:	The common stock, par value USD 0.01 per share, of Counterparty (Ticker: DLM)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Forward Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Capped Settlement Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Floor Settlement Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Hedge Forward Differential:	For each Transaction, as set forth in the Supplemental Confirmation.

Hedge Forward
Cash Settlement Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material,” in the third line thereof.

Counterparty Additional
Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation. Counterparty shall pay the Counterparty Additional Payment Amount to GSI on the Cash Settlement Payment Date.

Valuation:

Valuation Period:	Each Scheduled Trading Day during the period commencing on and including the first succeeding Scheduled Trading Day following the Hedge Completion Date (as defined in the Supplemental Confirmation), to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein and including any day(s) by which the Valuation Period is extended pursuant to the provision below).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Valuation Period is a Disrupted Day, the Calculation Agent will at any time on or prior to the Valuation Date have the right in its good faith sole discretion to extend the Valuation Period, provide Counterparty of an explanation of such extension and postpone the Valuation Date for a number of Scheduled Trading Days as it deems necessary, based upon the occurrence of any Disrupted Day(s) in the Valuation Period, provided that if there are 9 consecutive Disrupted Days during the Valuation Period, then notwithstanding the occurrence of a Disrupted Day, the Calculation Agent shall have the option in its commercially reasonable discretion to either determine the Settlement Price using its good faith estimate of the value for the Share on such 9th consecutive day or elect to further extend the Valuation Period as it deems necessary.

Valuation Date:	For each Transaction, as set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions of “Valuation Period” and Section 5 herein). The Calculation Agent will have the right on any Scheduled Trading Day to accelerate the Valuation Date based on the completion of the unwind of its Hedge Positions for the related Transaction. If the Calculation Agent elects to exercise this right to accelerate the Valuation Date, then the Scheduled Trading Day immediately following the Scheduled Trading Day on which the Calculation Agent gives notice to Counterparty of its intention to accelerate the Valuation Date shall be the Valuation Date for the purposes of determining amounts payable by either party in respect of the related Transaction.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and deleting the word “Physical” in the last line thereof and replacing it with word “Cash” and (b) in the event that GSI would deliver to Counterparty an amount of Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	10 Scheduled Trading Days prior to the originally scheduled Valuation Date.

Default Settlement Method:	Cash Settlement

Additional Cash Settlement
Procedures:	Notwithstanding anything to the contrary in Section 8.4(a) of the Equity Definitions, the following additional amounts will be payable on the Cash Settlement Payment Date:

(a) if the Collared Forward Cash Settlement Amount is a positive number, then Seller shall pay to Buyer the Collared Forward Cash Settlement Amount (such amount, the “Net Cash Amount”); or

(b) if the Collared Forward Cash Settlement Amount is a negative number, then Buyer shall pay to Seller the absolute value of the Collared Forward Cash Settlement Amount.

Collared Forward
Cash Settlement Amount:	An amount in the Settlement Currency equal to the sum of the Hedge Forward Differential and:

(a) if the Hedge Forward Cash Settlement Amount is a positive number, the lesser of the Hedge Forward Cash Settlement Amount and the Capped Settlement Amount; or

(b) if the Hedge Forward Cash Settlement Amount is a negative number, the lesser of the absolute value of the Hedge Forward Cash Settlement Amount and the Floor Settlement Amount.

Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the product of (a) the Number of Shares multiplied by one minus the Applicable Percentage, multiplied by (b) an amount equal to (i) the Settlement Price minus (ii) the Forward Price.

Applicable Percentage:	For each Transaction, as set forth in the Supplemental Confirmation.

Settlement Price:	The arithmetic mean of the per Share prices at which GSI purchases the Number of Shares during the Valuation Period.

Cash Settlement Payment Date:	3 Currency Business Days after the Valuation Date.

Counterparty’s Contact Details
for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for

Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Kelly Coffey
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 902-1037
Facsimile No.: (212) 346-2126

Net Share Settlement:

Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.

Net Share Settlement Price:	(a) in respect of any Share for which the Exchange is an auction or “open outcry” exchange that has a price as of the Valuation Time at which any trade can be submitted for execution, the Net Share Settlement Price shall be the price per Share as of the Valuation Time on the Net Share Valuation Date as reported in the official real-time price dissemination mechanism for such Exchange and (b) in respect of any Share for which the Exchange is a dealer exchange or dealer quotation system, the Net Share Settlement Price shall be the mid-point of the highest bid and lowest ask prices quoted as of the Valuation Time on the Net Share Valuation Date (or the last such prices quoted immediately before the Valuation Time) without regard to quotations that “lock” or “cross” the dealer exchange or dealer quotation system. In all cases the Net Share Settlement Price shall be reduced by the per Share amount of the underwriting discount and/or commissions that are consistent with market discounts and commissions charged by comparable underwriters at such time and agreed to between GSI and Counterparty as contemplated by the Net Share Settlement Procedures.

Valuation Time:	As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.

Reserved Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GSI

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GSI

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable; furthermore Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GSI

Determining Party:	GSI

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Net Share Settlement following Extraordinary Event:	Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it pursuant to

Sections 12.7 or 12.9 of the Equity Definitions (except with respect to any portion of the consideration for the Shares consisting of cash in the event of a Merger Event or Tender Offer) following the occurrence of an Extraordinary Event by electing to Net Share Settle the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GSI of such election on the day that the notice fixing the date that the Transactions are terminated or cancelled, as the case may be, (the “Cancellation Date”) pursuant to the applicable provisions of Section 12 of the Equity Definitions is effective. If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing the date that the Transactions are terminated or cancelled, as the case may be; provided that the Net Share Valuation Date shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Cancellation Date and (c) all references to the Forward Cash Settlement Amount or the Net Cash Amount, as the case may be, in Annex B hereto shall be deemed to be references to the Cancellation Amount.

Net Share Settlement Upon
Early Termination:	Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it (the “Early Termination Amount”) pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Agreement by electing to Net Share Settle all the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GSI of such election on the day that the notice fixing an Early Termination Date is effective. If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing an Early Termination Date; provided that the Net Share Valuation Date shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date and (c) all references to the Forward Cash Settlement Amount or the Net Cash Amount, as the case may be, in Annex B hereto shall be deemed references to the Early Termination Amount.

Transfer:	Notwithstanding anything to the contrary in the Agreement, GSI may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GSI under any Transaction, in whole or in part, to an affiliate of GSI whose obligations with respect to such Transaction are guaranteed by The Goldman Sachs Group, Inc. in form and substance reasonably satisfactory to Counterparty, but without requiring the consent of Counterparty.

GSI Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C # 930-1-011483
ABA: 021-000021

Counterparty Payment Instructions:	To be provided by Counterparty

     2. Calculation Agent: GSI

     3. Additional Provisions.

     (a) Each party represents and warrants that it (i) is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

     (b) Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of each Transaction is restricted under this Master Confirmation and each Supplemental Confirmation, the Securities Act and state securities laws.

     (c) As a broker-dealer registered with the U.S. Securities and Exchange Commission, GS&Co., as agent of GSI and Counterparty, will be responsible for (i) effecting each Transaction entered into by GSI and Counterparty hereunder, (ii) issuing all required confirmations and statements to GSI and Counterparty, (iii) maintaining books and records relating to the Transaction entered into hereunder as required by SEC regulations, and (iv) receiving, delivering and safeguarding Counterparty’s funds and any securities in connection with each Transaction entered into hereunder, in compliance with SEC regulations.

     Counterparty understands and agrees that GS&Co. will act as agent for both parties with respect to each Transaction. GS&Co. is so acting solely in its capacity as agent for Counterparty and GSI pursuant to instructions from Counterparty and GSI. GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under any Transaction. Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of any Transaction.

     Notwithstanding the above, for purposes of applicable rules of The Financial Services Authority (“FSA”), GSI shall treat GS&Co. alone as its customer. As a consequence, most of the customer protections available under FSA rules will not be available to Counterparty.

     Notwithstanding any provisions of the Agreement, all communications relating to each Transaction or the Agreement shall be transmitted exclusively through GS&Co. at One New York Plaza, New York, New York 10004, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

     (d) GSI hereby represents, warrants and covenants to Counterparty that during all relevant times beginning the date hereof through and including the Hedge Completion Date it will comply with the provisions of Rule 10b-18(b)(1)(2),(3) and (4) of the Exchange Act to the extent that it purchases any Shares in connection with its Hedge Positions, subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond its reasonable control.

     (e) For the avoidance of doubt, GSI and GS&Co. each have implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information during all relevant times beginning the date hereof through and including the Hedge Completion Date.

     (f) For the avoidance of doubt, no collateral is required to be posted by Counterparty with respect to any Transaction.

     4. Additional Representations, Warranties and Covenants of Counterparty.

     As of (i) the date hereof and (ii) the period of time from and including the time at which Counterparty places an order with GSI for a Transaction (the “Time of the Order”) to and including the Hedge Completion Date, Counterparty represents, warrants and covenants to GSI that:

     (a) Notwithstanding clause (ii) above, solely on the date hereof, it is not aware of any third party tender offer for its Shares and it is not entering into this Transaction as part of a self tender offer for its Shares;

     (b) it is not entering into any Transaction on the basis of, and is not aware of, any material non-public information with respect to the Shares or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

     (c) it is not entering into any Transaction to create, and will not engage in any other securities or derivative transaction to create, a false or misleading appearance of active trading or market activity in the Shares (or any security convertible into or exchangeable for the Shares), or which would otherwise violate the Exchange Act;

     (d) Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not ,as of their respective filing dates, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

     (e) each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

     (f) notwithstanding the generality of Section 13.1 of the Equity Definitions, GSI is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 149 or 150, EITF 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

     (g) it has not, and during any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) or Hedge Period will not, enter into agreements similar to the Transactions described herein where the valuation period in such other transaction will overlap at any time (including as a result of extensions in such valuation period as provided in the relevant agreements) with any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) or Hedge Period under this Master Confirmation, provided that Counterparty shall have the right to enter into other similar transactions, including 10b5-1 trading plans with GSI or its affiliates on mutually agreeable terms. In the event that the valuation period in any other similar transaction overlaps with any Valuation Period or any Hedge Period under this Master Confirmation as a result of any extension made pursuant to the provisions of Section 5 and “Valuation Period” herein, Counterparty shall promptly amend such transaction to avoid any such overlap;

     (h) subject to the process and procedures outlined in Section 5(a) below, during the Valuation Period and the Hedge Period (as extended or suspended pursuant to the provisions of Section 5 and “Valuation Period” herein) the Shares or securities that are convertible into, or exchangeable or exercisable for

Shares are not subject to a “restricted period” as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”);

     (i) upon entering into each Transaction the Counterparty covenants that it will immediately retire or hold in treasury the Number of Shares purchased by it in connection with the relevant Transaction from an entity affiliated with GSI; and

     (j) it shall report each Transaction as required under Regulation S-K of the Exchange Act.

     5. Suspension of Valuation Period and/or Hedge Period.

     (a) If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will direct GSI on no less than one Scheduled Trading Day’s written notice, direct GSI not to purchase Shares in connection with hedging any Transaction during the “restricted period” (as defined in Regulation M). If on any Scheduled Trading Day Counterparty delivers written notice (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”) then such notice shall be effective to suspend the Valuation Period or the Hedge Period, as the case may be, as of such Notification Time. In the event that Counterparty delivers notice and/or confirms by telephone after the Notification Time, then the Valuation Period or the Hedge Period, as the case may be, shall be suspended effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GSI. The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day in such restricted period and GSI agrees that, upon receipt of notice from Counterparty, GSI will not effect any transactions in Shares that would give rise to a violation of Regulation M.

     (b) In the event that GSI concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GSI), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period or the Hedge Period, GSI may by written notice to Counterparty elect to suspend the Valuation Period or the Hedge Period, as the case may be, for such number of Scheduled Trading Days as is specified in the notice. The notice shall not specify, and GSI shall not otherwise communicate to Counterparty, the reason for GSI’s election to suspend the Valuation Period or Hedge Period. The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day occurring during any such suspension.

     (c) In the event that the Valuation Period is suspended pursuant to Sections 5(a) or (b) above, then the Calculation Agent will at any time on or prior to the Valuation Date have the right to extend the Valuation Period and postpone the Valuation Date for a number of Scheduled Trading Days equal to (i) the number of Scheduled Trading Days for which the Valuation Period was suspended to the extent that such suspension was for full trading days or (ii) as it deems necessary in its commercially reasonable discretion based on the occurrence of such suspension(s) to the extent that such suspension was for partial trading days.

     6. Counterparty Purchases. Counterparty represents, warrants and covenants to GSI that for each Transaction:

     (a) Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GSI, purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Valuation Period or Hedge Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein). During this time, any such purchases by Counterparty shall be made through GSI, or if not through GSI, with the prior written consent of GSI, and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GSI believe is in compliance with applicable requirements. Any such purchase by Counterparty shall be disregarded for purposes of determining the Forward Cash Settlement Amount. To the extent that Counterparty makes any such purchase other than through GSI, or other than in connection with any Transaction, Counterparty hereby represents and warrants to GSI that (a) it will not take other action that would or could cause GSI’s purchases of the Shares during the Valuation Period and the Hedge Period not to comply with Rule 10b-18 and (b) any such purchases will not otherwise constitute a violation of Section 9(a) or Rule 10(b) of the Exchange Act. This subparagraph (a) shall not restrict any purchases by Counterparty of Shares effected during any suspension of any Valuation Period or Hedge Period in accordance with Section 5 herein and any purchases during such suspension shall be disregarded in calculating the Forward Cash Settlement Amount; and

     (b) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1) and (2) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty agrees that it will not seek to control or influence GSI to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

     7. Additional Termination Events. Additional Termination Event will apply. The following will constitute Additional Termination Events, in each case with Counterparty as the sole Affected Party:

     (a) The Corporate Credit Rating or Senior Implied Rating of the Counterparty is rated either below B- by Standard & Poor’s Rating Services or below B2 by Moody’s Investors Services, Inc. (or their successors), respectively;

     (b) Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Nationalization, Insolvency or a Delisting (in each case effective on the Announcement Date as determined by the Calculation Agent);

     (c) Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Merger Event (effective on the Merger Date) or a Tender Offer (effective on the Tender Offer Date) in respect of which any Other Consideration received for the Shares does not consist of cash. For the avoidance of doubt, in the event that any portion of the consideration received for the Shares consists of cash or New Shares, this Additional Termination Event shall only apply with respect to all or any Transaction(s) (or portions thereof) remaining after giving effect to the provisions in “Consequences of Merger Events” or “Consequences of Tender Offers”, as the case may be, above; or

     (d) Notwithstanding anything to the contrary in the Equity Definitions, an Extraordinary Dividend is declared by the Counterparty.

     8. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement:

     (a) An Additional Termination Event with Counterparty as the sole Affected Party will automatically occur without any notice or action by GSI or Counterparty if the price of the Shares on the Exchange at any time falls below the Termination Price (as specified in the related Supplemental Confirmation) provided that (for the avoidance of doubt only) such Additional Termination Event shall be an Additional Termination Event only with respect to the Transaction documented in such related Supplemental Confirmation. The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

     (b) Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GSI will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GSI (or any of its Affiliates) in its good faith and commercially reasonable discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia). For purposes of the “Net Share Settlement Upon Early Termination” provisions herein, (i) the date that such notice is effective (the “Notice Date”) shall constitute the “Net

Share Valuation Date”, (ii) the Exchange Business Day immediately following the Notice Date shall be the Net Share Settlement Date and (iii) all references to the Forward Cash Settlement Amount and the Net Cash Amount, as the case may be, in Annex B hereto shall be deemed to be the Early Termination Amount.

     9. Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during any Valuation Period:

     (a) Promptly after request from GSI, Counterparty shall provide GSI with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GSI or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date excluding any purchase transactions effected by GSI or its affiliated entities. Such written notice shall be deemed to be a certification by Counterparty to GSI that such information is true and correct. Counterparty understands that GSI will use this information in calculating the trading volume for purposes of Rule 10b-18; and

     (b) GSI in its good faith and commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Valuation Date, the Counterparty Additional Payment Amount and the Number of Shares to account for the number of Shares that could be purchased on each day during the Valuation Period in compliance with Rule 10b-18 following the Announcement Date or (ii) treat the occurrence of the Announcement Date as an Additional Termination Event with Counterparty as the sole Affected Party.

     “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

     10. Special Calculation and Settlement Following Early Termination and Extraordinary Events. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Extraordinary Event under Article 12 of the Equity Definitions occurs or an Early Termination Date occurs or is designated with respect to any Transaction (each an “Affected Transaction”), then GSI may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GSI on the date that such notice is effective and either GSI shall pay to Counterparty the Special Termination Amount, if positive, or Counterparty shall pay to GSI the absolute value of the Special Termination Amount, if negative. To the extent that Counterparty elects to deliver Shares to GSI accompanied by an effective Registration Statement (satisfactory to GSI in its sole discretion) covering such Shares, Counterparty must be in compliance with the conditions specified in (iii) though (viii) in Annex B hereto at the time of such delivery. If Counterparty elects to deliver Unregistered Shares (as defined in Annex B) to GSI, Counterparty and GSI will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Shares. Counterparty and GSI agree that the payment of the Special Termination Amount and the delivery of the Number of Early Settlement Shares satisfies in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be.

     “Number of Early Settlement Shares” means a number of Shares as determined by GSI in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction under this Master Confirmation.

     “Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GSI in a good faith and commercially reasonable manner based on relevant market indicia, including costs incurred or estimated to be incurred by GSI in connection with the purchase and sale of Shares in order to close out GSI’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GSI, whether GSI and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement or pursuant to Article 12 of the Equity Definitions, as the case may be, by GSI to Counterparty (expressed as a positive number) or by Counterparty to GSI (expressed as a negative number).

     11. Acknowledgments. The parties hereto intend for:

     (a) Each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 555, 556, and 560 of the Bankruptcy Code;

     (b) A party’s right to liquidate or terminate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code);

     (c) Any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

     (d) All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

     12. Calculations on Early Termination and Set-Off.

     (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts, Unpaid Amounts and amounts owed in respect of cancelled Transactions under Article 12 of the Equity Definitions shall be calculated separately for (A) all Terminated Transactions (it being understood that such term for the purposes of this paragraph includes cancelled Transactions under Article 12 of the Equity Definitions) in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

     (b) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

     13. Payment Date Upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

     14. Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with the law of the State of New York (without reference to its choice of law doctrine).

     15. Offices.

     (a) The Office of GSI for each Transaction is: Peterborough Court, 133 Fleet Street, London EC4A 2BB.

     (b) The Office of Counterparty for each Transaction is: One Market @ The Landmark, San Francisco, CA 94105.

     16. Arbitration.

     (a) All parties to this Master Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

     (b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

     (c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

     (d) The arbitrators do not have to explain the reason(s) for their award.

     (e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

     (f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

     (g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Master Confirmation.

     Counterparty agrees that any and all controversies that may arise between Counterparty and GSI, including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

     No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

     Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Master Confirmation or any supplemental Confirmation except to the extent stated herein.

     17. Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN SACHS INTERNATIONAL
By:	/s/ Sharon Seibold
Authorized Signatory

Agreed and Accepted By:

DEL MONTE FOODS COMPANY

By:	/s/ Thomas E. Gibbons
	Name:	Thomas E. Gibbons
	Title:	Senior Vice President and Treasurer